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                                                                    Exhibit 99.1


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News Release                   Buckeye Partners, L.P.          [GRAPHIC OMITTED]
NYSE: BPL                      5 Radnor Corp. Center-Suite 500
                               100 Matsonford Road
                               Radnor, PA 19087
                               (800) 422-2825


Contact:  Stephen R. Milbourne,                                           03-03
          Manager, Investor Relations
          smilbourne@buckeye.com


            BUCKEYE PARTNERS, L.P. REPORTS 2003 FIRST QUARTER RESULTS
                      AND INCREASES QUARTERLY DISTRIBUTION

         Radnor, PA - April 24, 2003 . . . Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P. (the "Partnership"), today reported that the Partnership's net income for the first quarter of 2003 was $16.7 million, or $0.60 per unit, an increase of 16.0 percent compared with net income of $14.4 million, or $0.53 per unit in 2002. Revenue in 2003 was $65.8 million compared with revenue of $56.9 million in 2002. Operating income in 2003 was $24.8 million compared with $22.0 million in 2002.

         Pipeline volume for the first quarter of 2003 was 1,119,800 barrels per day, a 5.9 percent increase over the first quarter of 2002. Increased first quarter 2003 revenue reflects increased pipeline volumes as well as expanded Gulf Coast operations. Costs and expenses for the first quarter 2003 were $41.0 million compared to $34.9 million for the first quarter 2002. First quarter 2003 operating costs increased compared to last year as a result of increased power costs related to additional pipeline volumes, additional costs associated with expanded Gulf Coast operations, and general wage and benefit increases.

         The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $0.6375 per unit payable May 30, 2003, to unitholders of record on May 6, 2003. This cash distribution represents a quarterly increase in the distribution of $0.0125 per unit to an indicated annual cash distribution level of $2.55 per unit. This is the 65th consecutive quarterly cash distribution paid by the Partnership.

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Buckeye - 2003 First Quarter                                            Page 2

         "We are pleased to announce strong first quarter earnings and an increase of our cash distribution to limited partners," said W. H. Shea, Jr., President and Chief Executive Officer of the general partner. "The distribution increase is supported by Buckeye's strong cash flow from operations, and our confidence in the strength of our overall business operations. Since 1997, we have increased the level of cash distributions to unitholders by 70 percent."

         Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,440 miles of pipeline under agreements with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

         Buckeye will host the 2003 fourth quarter conference call on Friday, April 25, at 3:00 p.m. Eastern Time. Interested parties may listen via the Internet, on either a live or replay basis at http://www.firstcallevents.com/service/ajwz378922268gf12.html. A replay will also be available from April 26, 2003 to April 30, 2003 by dialing (800) 642-1687 Code: 9573759.

                                    * * * * *
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are the demand for petroleum products in the market areas served by the Partnership, government regulation, adverse weather conditions, interest rates, liability for environmental claims, and general economic conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

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Buckeye - 2003 First Quarter                                            Page 3


                             BUCKEYE PARTNERS, L.P.
                          CONDENSED STATEMENT OF INCOME
                     (In Millions, Except Per Unit Amounts)


                                                            Three Months
                                                               Ended
                                                              March 31
                                                              --------
                                                      2003               2002
                                                      ----               ----

Revenue                                            $   65.8           $   56.9
                                                   --------           --------

Costs and Expenses
 Operating expenses                                    31.1               25.9
 Depreciation and amortization                          5.5                5.2
 General and administrative                             4.4                3.8
                                                   --------           --------
  Total costs and expenses                             41.0               34.9
                                                   --------           --------

Operating Income                                       24.8               22.0
                                                   --------           --------

Other income (expenses)
 Investment income                                      0.5                0.5
 Interest and debt expense                             (5.2)              (5.2)
 Minority interest and other                           (3.4)              (2.9)
                                                   --------           --------
  Total other income (expenses)                        (8.1)              (7.6)
                                                   --------           --------

Net Income                                         $   16.7           $   14.4
                                                   ========           ========

Net Income per unit                                $   0.60           $   0.53
                                                   ========           ========

Average Number of units                                27.8               27.1

Pipeline Operating Data

Volume (thousand barrels / day)                     1,119.8            1,057.2

Barrel-miles (billions)                                12.1               11.9

Average tariff rate (cents / barrel)                   53.2               52.3


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